Exhibit 99.1

Stock Yards Bancorp Increases Its Quarterly Cash Dividend for the Second Time in 2019 to $0.27 Per Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 20, 2019--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company’s quarterly cash dividend $0.01 or 4% to $0.27 per common share. The new rate will be paid on December 31, 2019, to stockholders of record as of December 16, 2019.

Commenting on the announcement, James A (Ja) Hillebrand, Chairman and Chief Executive Officer, said, “We are pleased to announce another increase in our dividend rate as part of our continued efforts to maximize returns for our investors. The strength of the Company’s financial performance and its solid capital position makes this pattern of dividend growth possible, while we remain well positioned to capitalize on opportunities as they arise. With today’s announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 12 times since 2013, including two increases during 2019 and each of the previous five years, resulting in a cumulative increase of 88% over that time.”

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.5 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on the NASDAQ Global Select Market under the symbol SYBT. For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

Contacts

T. Clay Stinnett
Executive Vice President, Treasurer and Chief Financial Officer
(502) 625-0890